Exhibit 4.5

ONEMAIN FINANCIAL HOLDINGS, INC.

as Issuer,

AND

THE GUARANTORS PARTY HERETO

AND

THE BANK OF NEW YORK MELLON,

as Trustee

$700,000,000 6.75% Senior Notes due 2019

$800,000,000 7.25% Senior Notes due 2021

INDENTURE

Dated as of December 11, 2014

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1.	Definitions	1
Section 1.2.	Other Definitions	40
Section 1.3.	Incorporation by Reference of Trust Indenture Act	41
Section 1.4.	Rules of Construction	42

ARTICLE II

THE NOTES

ARTICLE III

COVENANTS

ARTICLE IV

SUCCESSOR COMPANY; SUCCESSOR PERSON

Section 4.1.	Merger and Consolidation	93

ARTICLE V

REDEMPTION OF SECURITIES

ARTICLE VI

DEFAULTS AND REMEDIES

ARTICLE VII

TRUSTEE

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

ARTICLE IX

AMENDMENTS

ARTICLE X

GUARANTEE

Section 10.1.	Guarantee	119

Section 10.2.	Limitation on Liability; Termination, Release and Discharge	121
Section 10.3.	Right of Contribution	122
Section 10.4.	No Subrogation	122

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 11.1.	Satisfaction and Discharge	123
Section 11.2.	Application of Trust Money	124

ARTICLE XII

MISCELLANEOUS

INDENTURE dated as of December 11, 2014, among ONEMAIN FINANCIAL HOLDINGS, INC., a Delaware corporation (the “Company”), the guarantors from time to time parties hereto, and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) its $700,000,000 6.75% Senior Notes due 2019 (the “2019 Initial Notes”) and its $800,000,000 7.25% Senior Notes due 2021 (the “2021 Initial Notes” and, together with the 2019 Initial Notes, the “Initial Notes”), as issued on the date hereof, and (ii) any additional 2019 Notes (the “2019 Additional Notes”) and any additional 2021 Notes (the “2021 Additional Notes” and, together with the 2019 Additional Notes, the “Additional Notes,” and the Initial Notes together with the Additional Notes, the “Notes”) that may be issued from time to time after the Issue Date;

WHEREAS, all things necessary (i) to make the Notes (in the case of the Additional Notes, when duly authorized), when executed and duly issued by the Company and authenticated and delivered hereunder, the valid obligations of the Company, and (ii) to make this Indenture a valid agreement of the Company have been done; and

WHEREAS, the Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes and all things necessary to make this Indenture a valid agreement of each Guarantor, in accordance with its terms, have been done, and each Guarantor has done all things necessary to make the Guarantees, when the Notes are executed by the Company and authenticated and delivered by the Trustee and duly issued by the Company, the valid obligations of such Guarantor as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1. Definitions.

“2019 Additional Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“2021 Additional Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“2019 Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“2021 Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“2019 Notes” means the 2019 Initial Notes and the 2019 Additional Notes.

“2021 Notes” means the 2021 Initial Notes and the 2021 Additional Notes.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1) any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company;

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; or

(4) Financeable Assets;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is not a Securitization Entity.

“Additional Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“AI” means an “accredited investor” as described in Rule 501(a)(4) under the Securities Act.

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any Redemption Date, the excess (to the extent positive) of:

(a) the present value at such Redemption Date of (i) the redemption price of such Note at December 15, 2016, in the case of the 2019 Notes, and December 15, 2017, in the case of the 2021 Notes (such redemption price (expressed in percentage of principal amount) being set forth in Section 5.7(b), in the case of the 2019 Notes, and Section 5.7(e), in the case of the 2021 Notes (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the Redemption Date using a discount rate equal to the Treasury Rate at such Redemption Date plus 50 basis points; over

(b) the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.

“Asset Disposition” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company (other than Capital Stock of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1) a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(2) a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3) a disposition of inventory or other assets (including Financeable Assets) in the ordinary course of business;

(4) a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5) transactions permitted under Section 4.1 hereof or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than $25.0 million;

(8) any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 3.5(a)(3) asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9) dispositions in connection with Permitted Liens;

(10) disposition of Investments or other assets and disposition or compromise of receivables, in each case, in connection with the compromise, workout, settlement or collection thereof or exercise of remedies with respect thereto, or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of collateral for loans serviced or originated by the Company or any of its Subsidiaries;

(11) the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12) foreclosure, condemnation or any similar action with respect to any property or other assets;

(13) the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable, notes receivable or other assets that by their terms convert into cash in the ordinary course of business, or the conversion or exchange of such assets for accounts receivable, notes receivable or other assets, in each case in the ordinary course of business;

(14) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(18) the sale by any Securitization Entity of any security issued, or assets held, by any other Securitization Entity in connection with a Qualified Securitization Transaction;

(19) any sales, transfers, contributions or dispositions of Financeable Assets to Securitization Entities in connection with a Qualified Securitization Transaction; and

(20) transactions pursuant to repurchase agreements entered into in the ordinary course of business.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any Joint Venture entered into by the Company or any Restricted Subsidiary of the Company.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means (1) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect as of the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the state of the place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP, as in effect on the Issue Date. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) (a) United States dollars, euro, or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6) readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(7) Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(8) bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(9) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (8) above; and

(10) for purposes of clause (2) of the definition of “Asset Disposition,” the marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means:

(1) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that as a result of any transaction, including, without limitation, any merger, consolidation or purchase, any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) the Permitted Holders cease in the aggregate to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date) of at least 50% of the total voting power of the Voting Stock of the Company other than as a result of or following an initial public offering of Voting Stock of the Company registered under the Securities Act;

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person, other than a Restricted Subsidiary or one or more Permitted Holders; or

(4) the Company adopts a plan of liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company, other than a Permitted Holder.

“Change of Control Repurchase Event” means, with respect to any series of Notes, the occurrence of both a Change of Control and a Ratings Event with respect to such Series.

“Citi Warehouse Line” means financing provided to the Company or any Restricted Subsidiary by Citigroup Inc. or any of its subsidiaries (other than the Company or any of its Subsidiaries).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Equity to Total Assets Ratio” means, with respect to any Person as of any determination date, the ratio of Consolidated Equity of such Person as of such determination date to the Total Assets of such Person as of such determination date, rounded to the nearest single digit.

“Consolidated Equity” means, with respect to any Person as of any determination date, the total equity (capital), shareholders’ equity or partners’ capital, as applicable, as shown on the most recent quarterly or annual consolidated balance sheet of such Person and its Restricted Subsidiaries made available pursuant to Section 3.10, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Consolidated Non-Funding Debt to Tangible Equity Ratio.

“Company” means OneMain Financial Holdings, Inc., a Delaware corporation, and any successor thereto.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Company (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(iii)(A) hereof, any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to the Notes or this Indenture) except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3) any net gain (or loss) realized upon the sale or other disposition of any disposed or discontinued operations of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction but excluding pursuant to any sale of real estate related assets) and related fees and expenses as well as any net income or loss from disposed or discontinued operations;

(4) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense (other than any gain realized upon the sale of any assets of an Insurance Subsidiary);

(5) the cumulative effect of a change in accounting principles;

(6) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(11) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12) any goodwill or other intangible asset amortization, impairment charge or write-off;

(13) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments;

(14) the amount of any expense to the extent a corresponding amount is received in cash by the Company and the Restricted Subsidiaries from a Person other than the Company or any Restricted Subsidiaries under any agreement providing for reimbursement of any such expense; provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(15) change in fair value of Permitted Funding Indebtedness or Investments or the amortization of Permitted Funding Indebtedness or the write-off of Investments pursuant to such Person’s accounting policy;

(16) any unrealized gains or losses on investment assets whether or not recognized as such on the financial statements of the Company; and

(17) any realized gains or losses in respect to Hedging Obligations associated with specific assets owned by the Company as of the last day of the period for which Consolidated Net Income is being determined.

“Consolidated Non-Funding Debt” means, with respect to any Person as of any determination date, an amount equal to the sum of (1) the aggregate amount of all outstanding Non-Funding Indebtedness for borrowed money and obligations in respect of Capitalized Lease Obligations of such Person and its Restricted Subsidiaries on a consolidated basis, plus (2) the aggregate liquidation preference of Disqualified Stock and Preferred Stock of Restricted Subsidiaries, in each case as of such determination date.

“Consolidated Non-Funding Debt to Tangible Equity Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated Non-Funding Debt of such Person as of such determination date to the Consolidated Tangible Shareholders Equity of such Person as of such determination date. In the event that the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Consolidated Non-Funding Debt (other than Consolidated Non-Funding Debt Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the date of the most recent consolidated balance sheet for which the Consolidated Non-Funding Debt to Tangible Equity Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Non-Funding Debt to Tangible Equity Ratio is made (the “Consolidated Non-Funding Debt to Tangible Equity Ratio Calculation Date”), then the Consolidated Non-Funding Debt to Tangible Equity Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such Issuance or redemption of Disqualified Stock or Preferred Stock as if the same had occurred prior to such determination date; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to Section 3.2(b). For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries on or prior to or simultaneously with the Consolidated Non-Funding Debt to Tangible Equity Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations had occurred prior to the Consolidated Non-Funding Debt to Tangible Equity Ratio Calculation Date. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial officer or accounting officer of the Company.

“Consolidated Tangible Shareholders Equity” means, with respect to any Person as of any determination date, the total equity (capital), shareholders’ equity or partners’ capital, as applicable, as shown on the most recent quarterly or annual consolidated balance sheet of such Person and its Restricted Subsidiaries made available pursuant to Section 3.10 less (i) intangible assets and (ii) goodwill, each as shown on the most recent quarterly or annual consolidated balance sheet of such Person and its Restricted Subsidiaries made available pursuant to Section 3.10 determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Consolidated Non-Funding Debt to Tangible Equity Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities by a Parent, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or through an Excluded Contribution) of the Company.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Excluded Restricted Subsidiary” means any Subsidiary of the Company that is designated as a Restricted Subsidiary but prohibited, in the reasonable judgment of senior management of the Company, from guaranteeing the Notes by any applicable law or regulation, or by contractual restrictions existing at the time such Subsidiary becomes a Restricted Subsidiary and which, in the case of any such contractual restriction, in the reasonable judgment of senior management of the Company, cannot be removed through commercially reasonable efforts; provided that a Subsidiary shall be deemed to be an Excluded Restricted Subsidiary if, in the reasonable judgment of senior management of the Company, such a Subsidiary guaranteeing the Notes would require the Company or any of its Restricted Subsidiaries to register as an “investment company” (as that term is defined in the Investment Company Act). As of the Issue Date, the Company’s Excluded Restricted Subsidiaries are the Insurance Subsidiaries.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Financeable Assets” means (a) Receivables, (b) Residual Interests and (c) to the extent not otherwise included, any assets related thereto that are of the type customarily transferred in connection with securitization transactions involving assets such as, or similar to, such Receivables or Residual Interests, as the case may be, and any collections or proceeds of any of the foregoing.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Foreign Subsidiary” means, with respect to any Person, (a) any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary and (b) any Restricted Subsidiary of such Person that has no material assets other than Capital Stock of one or more Foreign Subsidiaries (or Subsidiaries thereof).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP. At any time after the Issue Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Parent or Restricted Subsidiary that Guarantees the Notes.

“Hedging Obligations” means, with respect to any person, the obligations of such Person under any interest rate swap, cap or collar agreements, interest rate future or option contracts, commodity swap, cap or collar agreements, foreign exchange contracts, currency swap agreements, currency future or option contracts, credit-related derivatives and hedging instruments and other hedging agreements and transactions intended to hedge against financial risk.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Immaterial Subsidiary” means any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Company and (ii) has Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) and consolidated operating income of less than 3.0% of the Company’s Total Assets and consolidated operating income (measured, in the case of operating income, at the end of the most recent fiscal period for which quarterly or annual financial statements have been made available pursuant to Section 3.10 and, in the case of operating income, for the four quarters ended most recently for which quarterly or annual financial statements have been made available, pursuant to Section 3.10, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

(10) all obligations in respect of Third Party Securities issued by such Person in a Qualified Securitization Transaction (regardless of whether denominated as debt or equity securities); and

(11) to the extent not otherwise included in this definition, all Permitted Funding Indebtedness of such Person.

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business;

(ii) Cash Management Services;

(iii) in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(iv) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Initial Purchasers” means the institutions listed as such in the Offering Memorandum.

“Insurance Subsidiary” means American Health and Life Insurance Company, Triton Insurance Company and Sears Life Insurance Company.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that (x) endorsements of negotiable instruments and documents in the ordinary course of business, (y) accounts receivable, extensions of trade credit or advances by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with the Company’s or its Restricted Subsidiaries’ normal trade practices, as the case may be and (z) deposits made in the ordinary course of business and customary deposits into reserve accounts related to securitizations will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 3.3 hereof:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined in good faith by the Board of Directors of the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Grade Securities” means:

(1) securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities issued or directly and fully Guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3) debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4) investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1) a rating of “BBB-” or higher from S&P;

(2) a rating of “Baa3” or higher from Moody’s; and

(3) a rating of “BBB-” or higher from Fitch.

or the equivalent of such rating by either such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means December 11, 2014.

“Joint Venture” means, as to any Person, any other Person designated as a “joint venture” (1) that is not a Subsidiary of such Person, (2) in which such Person owns less than 100% of the equity or voting interests and (3) which Person is engaged in a Similar Business.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made by third parties to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary:

(1) (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3) not exceeding $25.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes and Related Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law must be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders (other than any Parent, the Company or any of their respective Subsidiaries) in Subsidiaries or Joint Ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Funding Indebtedness” means, Indebtedness other than Permitted Funding Indebtedness.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes), the Guarantees and this Indenture.

“Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Offering Memorandum” means the final offering memorandum, dated December 8, 2014, relating to the offering by the Company of $700,000,000 aggregate principal amount of 6.75% Senior Notes due 2019 and $800,000,000 aggregate principal amount of 7.25% Senior Notes due 2021.

“Officer” means, with respect to any Person, (1) the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person and meeting the requirements of this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent” means any Person of which the Company at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent.

“Parent Expenses” means:

(1) costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2) customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3) obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4) general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries; and

(5) expenses Incurred by any Parent in connection with any public offering or other sale of Capital Stock or Indebtedness:

(x) where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary,

(y) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Non-Funding Indebtedness of the Company which ranks equally in right of payment to the Notes or any Guarantee if such Guarantee ranks equally in right of payment to the Guarantees of the Notes.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5 hereof.

“Permitted Credit Enhancement” means any credit enhancement and credit support provided to a Securitization Entity (x) pursuant to the Company’s existing or future intercompany liquidity lines that are used (i) to facilitate transfers of assets from, to and between Securitization Entities in connection with Qualified Securitization Transactions (provided that any drawings under any such liquidity lines are repaid promptly upon completion of such asset transfer) or (ii) to fund the performance under Standard Securitization Undertakings or (y) pursuant to performance support agreements and other credit enhancement arrangements that are consistent with the Company’s current or future securitization practices or that are customary for such securitization transactions, as determined in good faith by the Company.

“Permitted Funding Indebtedness” means any Permitted Warehousing Indebtedness and any Permitted Securitization Indebtedness in each case of the Company or its Restricted Subsidiaries.

“Permitted Holders” means, collectively, (1) Citigroup Inc. and its Subsidiaries and Affiliates, (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (3) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity, and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group, such Persons in clauses (1) through (3) above, their respective Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect Parents.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1) Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary but not in a Securitization Entity) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary (other than a Securitization Entity);

(2) Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than a Securitization Entity);

(3) Investments in cash, Cash Equivalents or Investment Grade Securities;

(4) Investments in Receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5) Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) Management Advances;

(7) Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9) Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(10) Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2 hereof;

(11) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;

(12) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent as consideration;

(13) any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 3.8(b) hereof (except those described in Sections 3.8(b)(1), (3), (6), (8) and (9));

(14) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;

(15) (i) Guarantees not prohibited by Section 3.2 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Company or any of its Restricted Subsidiaries that are permitted by this Indenture;

(16) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(19) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(20) Investments in Joint Ventures having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $100 million and 1.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(21) Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $50.0 million and 1.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(22) (a) Investments by the Company or any Restricted Subsidiary in Securitization Entities in connection with Qualified Securitization Transactions, including any Permitted Credit Enhancement associated therewith or (b) Investments in charge-off receivables in the ordinary course of business;

(23) Investments by a Securitization Entity in any other Person in connection with any Qualified Securitization Transaction, including investments of funds held in accounts required by the arrangements governing such Qualified Securitization Transaction;

(24) Investments arising out of purchases of all remaining outstanding asset-backed securities of any Securitization Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;

(25) Investments by the Company or any Restricted Subsidiary in the form of loans extended to non-Affiliate borrowers in connection with any loan origination business of the Company and its Restricted Subsidiaries in the ordinary course of business;

(26) Investments by the Company and its Subsidiaries in the ordinary course of their respective businesses;

(27) Investments of an Insurance Subsidiary made in the ordinary course of business and in compliance with all requirements that are applicable to Investments made by any such Insurance Subsidiary pursuant to any law, rule or regulation established by any governmental or regulatory body to which such Insurance Subsidiary is then subject; and

(28) Investments of a Similar Business and additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (28) that are at that time outstanding, not to exceed the greater of $125.0 million and 1.25% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(iii)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (28).

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2) pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(6) Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under Section 3.2(b)(8)(iii) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(7) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(9) Liens (i) on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, development, construction, lease, repairs, maintenance or improvement of assets or property acquired or constructed in the ordinary course of business (including Indebtedness incurred under Section 3.2(b)(7); provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(10) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(11) Liens existing on the Issue Date;

(12) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13) Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(14) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(15) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar agreement;

(17) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(19) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20) Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be Incurred pursuant to Section 3.2(b)(1);

(21) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(22) any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(23) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods (which for the avoidance of doubt excludes Receivables);

(24) Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(25) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(26) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(27) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(28) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 3.5, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(29) Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (a) $50.0 million and (b) 1.0% of Total Assets at any one time outstanding;

(30) Liens securing Permitted Funding Indebtedness (including deposit accounts into which the proceeds of, or the proceeds of the assets acquired or originated with, such Permitted Funding Indebtedness are deposited), so long as any such Lien shall encumber only the assets acquired, pooled, funded, carried or originated by, through or with such Permitted Funding Indebtedness;

(31) Liens in connection with Permitted Credit Enhancements; and

(32) Liens on Residual Interests Incurred in connection with Qualified Securitization Transactions securing obligations in respect of Third Party Securities; provided, however, that recourse to such Residual Interests is limited in a manner consistent with Standard Securitization Undertakings and the ratio of the amount of such Residual Interests to the amount of such Third Party Securities is not significantly greater than the ratio of sellers’ retained interests to the financed portion of assets in similar securitization transactions.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Permitted Sale Leaseback Transactions” means the arrangements providing for the leasing by the Company or one of its Restricted Subsidiaries of the properties that currently serve as branch offices of the Company in (x) Spartanburg, South Carolina and (y) Tucson, Arizona, which properties have been or may be sold or transferred by the Company or the CitiFinancial business, as applicable, to a third Person in contemplation of such leasing.

“Permitted Securitization Indebtedness” means Securitization Entity Indebtedness; provided that (i) in connection with any securitization, any Warehousing Indebtedness used to finance or refinance the purchase, origination, funding or pooling of any Receivables subject to such securitization is repaid in connection with such securitization to the extent of the net proceeds received by the Company and its Restricted Subsidiaries from the applicable Securitization Entity.

“Permitted Warehousing Indebtedness” means Warehousing Indebtedness, provided, however, that except with respect to the Citi Warehouse Line, the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehousing Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Warehousing Indebtedness over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehousing Indebtedness shall not be Permitted Warehousing Indebtedness.

“Person” means any individual, corporation, partnership, Joint Venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Securitization Transaction” means any transaction or series of transactions pursuant to which the Company or any of its Restricted Subsidiaries sells or otherwise transfers to a Securitization Entity, and such Securitization Entity acquires (and such Securitization Entity, and any successor transferee thereof, may in turn sell, contribute to capital or otherwise transfer to any other Securitization Entity), any Financeable Assets or interests therein, which acquisition is paid for by such Securitization Entity with (a) proceeds of Third Party Securities, (b) Residual Interests in such Securitization Entity, (c) proceeds of collection on, or any sale or other transfer of, Financeable Assets, or interests therein, so previously acquired by such Securitization Entity or (d) any combination of the foregoing; provided that (a) the Company shall have determined in good faith that such Qualified Securitization Transaction is economically fair and reasonable to the Company or such Restricted Subsidiary, as applicable, and (b) the financing terms, covenants, termination events and other provisions (including collateralization levels) thereof shall be on customary market terms for securitization transactions involving assets such as, or similar to, the Financeable Assets subject thereto (as determined in good faith by the Company).

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a Nationally Recognized Statistical Rating Organization selected by the Company or any parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Company to affect a Change of Control and (ii) ends 60 days following the consummation of such Change of Control; provided, that such period will be extended so long as the rating of the Notes of any series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within ratings categories as well as between categories) or withdrawal of the rating of the Notes of a specified series within the Ratings Decline Period by both Rating Agencies if each such Rating Agency shall have put forth a statement to the effect that such downgrade is attributable in whole or in part to the applicable Change of Control and (y) the Notes of such series do not have an Investment Grade Status from either Rating Agency.

“Realizable Value” of an asset means the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by the Company in accordance with the agreement governing the applicable Warehousing Indebtedness, as the case may be, (or, if such agreement does not contain any related provision, as determined in good faith by management of the Company); provided, however, that the realizable value of any asset described above which an unaffiliated third party has a binding contractual commitment to purchase from the Company or any of its Restricted Subsidiaries shall be the minimum price payable to the Company or such Restricted Subsidiary for such asset pursuant to such contractual commitment.

“Receivables” means loans and other consumer loan receivables (excluding net interest margin securities) purchased or originated by the Company or any Restricted Subsidiary of the Company or otherwise arising in the ordinary course of business; provided, however, that (i) for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date and (ii) “Receivables” shall exclude Residual Interests.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) the Refinancing Indebtedness has a final Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or greater than the final Weighted Average Life to Maturity of the Indebtedness being refinanced or, if less, the Notes;

(2) if the Indebtedness being refinanced constituted Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Notes or the applicable Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(3) Refinancing Indebtedness shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated pursuant to the Securities Act.

“Related Taxes” means:

(1) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs,

net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

(a) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(b) being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(c) receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(d) having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to Section 3.3; or

(2) for any taxable period of the Company, either

(a) if, for such period, the Company is a corporation for U.S. federal income tax purposes and for so long as the Company is a member of a group filing a consolidated, unitary or combined tax return with any Parent, any Taxes measured by income for which such Parent is liable, up to an amount not to exceed the amount of any such Taxes that the Company and its Subsidiaries that are members of such group would have been required to pay on a separate group basis if the Company and such Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries; provided that the amount of such Taxes with respect to any Unrestricted Subsidiary shall not exceed the amount actually paid by such Unrestricted Subsidiary to the Company or its Restricted Subsidiaries for the relevant taxable period; or

(b) if, for such period (or portion thereof corresponding to a period used for computing estimated tax of a calendar year corporation), the Company is a partnership or disregarded entity for U.S. federal income tax purposes, tax distributions (in the case of an estimated tax period, prior to the related due date) to the owner or owners of equity of the Company in an aggregate amount equal to the greater of (1) the product of (i) the Company’s “taxable income” (in the case of a disregarded entity, computed as if such entity were a partnership) for such period (or portion thereof), reduced by the cumulative net taxable loss of the Company for all prior periods ending after the Issue Date (determined as if all such prior periods were one taxable period) to the extent such loss is of a character that would permit such loss to be deducted against the current period’s income, and (ii) the highest combined marginal federal, state and/or local income tax rate applicable to an individual residing in New York City for such period or (2) the sum of the alternative minimum tax owed by an individual residing in New York City as a result of the income of the Company and the corresponding state and local tax (taking into account in each case the deductibility of state and local income taxes for U.S. federal income tax purposes), as properly adjusted to reflect the final determination of any previously estimated taxable income or loss; provided that the aggregate amount of Related Taxes determined under this paragraph for any taxable period shall be reduced by the excess of (A) the product of (x) the taxable income of any Unrestricted Subsidiary for such taxable period included in the calculation of clause (i) above and (y) the rate described in clause (ii) above, over (B) the amount distributed by such Unrestricted Subsidiary to the Company or its Restricted Subsidiaries for the relevant taxable period.

“Residual Interest” means, with respect to any Securitization Entity, the residual right (which may be represented by an equity interest or a subordinated debt obligation of such entity) owned or held by the Company or a Restricted Subsidiary (other than a Securitization Entity) to receive cash flows from the Financeable Assets sold to such Securitization Entity in excess of amounts needed to pay principal of, interest on and other amounts in respect of Securitization Entity Indebtedness of such entity, servicing expenses of such entity, costs in respect of Hedging Obligations of such entity (if any) and other fees and obligations in respect of the Third Party Securities issued by such entity and secured by such Financeable Assets.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing the restrictive legend described in Section 2.1(d).

“Restricted Notes Legend” means the legend set forth in Section 2.1(d).

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Entity” means any Person formed exclusively for the purpose of engaging in a Qualified Securitization Transaction with the Company or a Restricted Subsidiary and which engages in no business or activities other than in connection with such Qualified Securitization Transaction and any activities incidental thereto; provided that (a) no portion of the Indebtedness (including Third Party Securities) or any other Obligation (contingent or otherwise) of such Person (i) is Guaranteed by the Company or any of its Restricted Subsidiaries other than such Securitization Entity or a related Securitization Entity (excluding any Guarantees (other than Guarantees of the principal of, and interest on, Indebtedness) that may be deemed to exist solely pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any of its Restricted Subsidiaries (other than such Securitization Entity or a related Securitization Entity) in any way, other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any of its Restricted Subsidiaries other than such Securitization Entity or a related Securitization Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, and (b) none of the Company or any of its Restricted Subsidiaries has any obligation to maintain or preserve such Person’s financial condition or cause such Person to achieve certain levels of operating results, excluding any such obligation that may be deemed to exist solely pursuant to Standard Securitization Undertakings; and provided further that, notwithstanding the foregoing, the Company and any Restricted Subsidiary may provide such Securitization Entity or a related Securitization Entity with Permitted Credit Enhancement.

“Securitization Entity Indebtedness” means Indebtedness (including Third Party Securities) Incurred by a Securitization Entity that is a Restricted Subsidiary in connection with a Qualified Securitization Transaction.

“Securitization Repurchase Obligation” means any obligation of a seller of Financeable Assets in a Qualified Securitization Transaction to repurchase Financeable Assets arising as a result of a breach of a representation, warranty or covenant, including, without limitation, as a result of a Receivable or portion thereof becoming subject to any asserted defenses, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions, expansions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities made by or entered into by the Company or any

Subsidiary of the Company which the Company has determined in good faith to be customary in a Qualified Securitization Transaction, including, without limitation, those relating to origination, sale and the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, Joint Venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2) any partnership, Joint Venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Third Party Securities” means, with respect to any Qualified Securitization Transaction, notes, bond or other debt instruments, beneficial interests in a trust, undivided ownership interests in an entity or in a pool or pools of Financeable Assets or other securities issued for cash consideration by the relevant Securitization Entity to banks, investors or other financing sources (other than the Company and its Restricted Subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such Securitization Entity of Financeable Assets in a Qualified Securitization Transaction.

“Total Assets” mean, as of any date, the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries made available pursuant to Section 3.10, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Consolidated Non-Funding Debt to Tangible Equity Ratio.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Treasury Rate” means in the case of a redemption of the Notes, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the Redemption Date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the Redemption Date to December 15, 2016, in the case of the 2019 Notes, and December 15, 2017, in the case of the 2021 Notes; provided, however, that if the period from the Redemption Date to December 15, 2016, in the case of the 2019 Notes, and December 15, 2017, in the case of the 2021 Notes, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” shall mean, when used with respect to the Trustee, any vice president, assistant vice president, any trust officer or any other officer of the Trustee, as applicable, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company, respectively, (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2) such designation and the Investment of the Company in such Subsidiary complies with Section 3.3 hereof.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Warehousing Facility” means any financing arrangement of any kind, including financing arrangements in the form of purchase facilities, repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (and excluding, in all cases, securitizations), with a financial institution or other lender or purchaser, in each case exclusively to finance the purchase, origination, pooling, funding or carrying of Receivables by the Company or any Restricted Subsidiary (except that up to 5% of the proceeds of the aggregate amount of Indebtedness outstanding under the Citi Warehouse Line at any one time may have been used for other purposes, assuming for purposes of this calculation that none of the amounts outstanding on the Issue Date were used for other purposes and that only amounts incurred in reliance upon the exception for Permitted Funding Indebtedness shall be included); provided that, in each case, such purchase, origination, pooling, funding and carrying is in the ordinary course of business; provided, further, that, in each case such carrying is in connection with a refinancing (including any extension, renewal, amendment or replacement of any Warehousing Facility); provided, further, that, all Indebtedness under the Citi Warehouse Line outstanding on the Issue Date shall constitute Indebtedness in connection with a Warehousing Facility.

“Warehousing Indebtedness” means Indebtedness in connection with a Warehousing Facility; the amount of any particular Warehousing Indebtedness as of any date of determination shall be the greater of (x) the consideration received by the Company or any Restricted Subsidiary under such Warehousing Facility and not previously repaid to the holder of such Warehousing Indebtedness and (y) in the case of a purchase facility, the book value of the outstanding Receivables financed under such Warehousing Facility until such time as such Receivables are (i) securitized, (ii) repurchased by the Company or any Restricted Subsidiary or (iii) sold to a Person who is not an Affiliate of the Company.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Company, all of the Capital Stock of which is owned by the Company.

Section 1.2. Other Definitions.

Term	Defined in Section
“Additional Restricted Notes”	2.1(b)
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(g)(2)
“Applicable Premium Deficit”	11.1(b)
“Asset Disposition Offer”	3.5(b)
“Asset Sale Payment Date”	3.5(f)(2)
“Authenticating Agent”	2.2
“bankruptcy provisions”	6.1(a)(5)(F)
“Change of Control Offer”	3.9(a)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)(2)
“Clearstream”	2.1(b)
“Commission”	1.3
“Company Order”	2.2
“Covenant Defeasance”	8.3
“cross acceleration provision”	6.1(a)(4)(B)
“Defaulted Interest”	2.15
“Defeasance Trust”	8.4(1)
“Euroclear”	2.1(b)
“Event of Default”	6.1(a)

“Excess Proceeds”	3.5(b)
“Global Notes”	2.1(b)
“Guaranteed Obligations”	10.1
“Initial Agreement”	3.4(b)(16)
“Initial Lien”	3.6
“judgment default provision”	6.1(a)(7)
“Legal Defeasance”	8.2
“Legal Holiday”	12.8
“Notes Register”	2.3
“obligor”	1.3
“payment default”	6.1(a)(4)(A)
“Permitted Debt”	3.2(b)
“Permitted Payments”	3.3(b)
“protected purchaser”	2.11
“Redemption Date”	5.7(a)
“Refunding Capital Stock”	3.3(b)(2)
“Registrar”	2.3
“Regulation S Global Notes”	2.1(b)
“Regulation S Permanent Global Note”	2.1(b)
“Regulation S Temporary Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Resale Restriction Termination Date”	2.6(b)
“Restricted Payment”	3.3(a)
“Reversion Date”	3.19(b)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Special Interest Payment Date”	2.15(a)
“Special Record Date”	2.15(a)
“Successor Company”	4.1(a)(1)
“Successor Guarantor”	4.1(d)(i)
“Suspended Covenants”	3.19(a)
“Suspension Date”	3.19(a)
“Suspension Period”	3.19(b)

Section 1.3. Incorporation by Reference of Trust Indenture Act. The following TIA terms have the following meanings:

“Commission” means the SEC.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

Section 1.4. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(8) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(9) the 2019 Notes and the 2021 Notes are each referred to herein as a “series”;

(10) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person; and

(11) for the purposes of Section 6.1(a)(6)(D), in respect of any Parent, the making of a declaration that the affairs of any Parent are en etat de désastre shall be deemed to be similar relief granted under foreign law.

ARTICLE II

THE NOTES

Section 2.1. Form, Dating and Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The 2019 Initial Notes issued on the date hereof will be in an aggregate principal amount of $700,000,000. The 2021 Initial Notes issued on the date hereof will be in an aggregate principal amount of $800,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes of a series may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes of the applicable series pursuant to Section 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Company may not issue any Additional Notes, unless such Additional Notes shall have the same terms as to status, redemption or otherwise as Initial Notes of the same series (other than issue date, issue price, if applicable, the first interest payment date and the first date from which interest will accrue and any adjustments in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws)) and such issuance is in compliance with Sections 3.2 and 3.6.

With respect to any Additional Notes, the Company shall set forth in (i) an Officer’s Certificate or (ii) one or more indentures supplemental hereto, the following information:

(A) the aggregate principal amount and series of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C) whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 12.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes of a series, and the Additional Notes of the same series shall be considered collectively as a single class for all purposes of this Indenture, provided that if any such Additional Notes are not fungible with the applicable series of then existing Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number than the Initial Notes of such series. Holders of the Initial Notes of a series and the Additional Notes of such series will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes of a series or the Additional Notes of such series shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent. Holders of Notes of different series shall vote separately by series on all matters to which such Holders are entitled to vote or consent.

If any of the terms of any series of Additional Notes are established by action taken pursuant to a Board Resolution of the Company, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an indenture supplemental hereto setting forth the terms of such series of the Additional Notes.

(b) The Initial Notes are being offered and sold by the Company pursuant to a Purchase Agreement, dated December 8, 2014, among the Company and the Initial Purchasers. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S, AIs and IAIs in accordance with Rule 501 under the Securities Act, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes of each series offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) will be issued in the form of a permanent global note substantially in the form of Exhibit A-1, in the case of the 2019 Notes, and Exhibit A-2, in the case of the 2021 Notes, each of which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) and (e) (each such note, a “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note of each series may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note of each series may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes of each series offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S will be issued initially in the form of a temporary global note substantially in the form of Exhibit A-1, in the case of the 2019 Notes, and Exhibit A-2, in the case of the 2021 Notes, including appropriate legends as set forth in Section 2.1(d) and (e) (each such note, a “Regulation S Temporary Global Note”). Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”).

Following (i) the expiration of the Restricted Period and (ii) receipt by the Trustee of certification in a form reasonably satisfactory to the Trustee that beneficial interests in such Regulation S Temporary Global Notes are owned either by non-U.S. persons (as defined in Regulation S) or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act, beneficial interests in each Regulation S Temporary Global Note may be exchanged for beneficial interests in a permanent global note in the form of Exhibit A-1 hereto, in the case of the 2019 Notes, and Exhibit A-2 hereto, in the case of the 2021 Notes, including appropriate legends as set forth in Section 2.1(d) and (e), except as otherwise permitted herein (each, a “Regulation S Permanent Global Note” and, together with the Regulation S Temporary Global Notes, the “Regulation S Global Notes”). Simultaneously with any authentication of any Regulation S Permanent Global Note, the Trustee shall cancel the corresponding Regulation S Temporary Global Note. The aggregate principal amount of a

Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the applicable Regulation S Temporary Global Note or the applicable Regulation S Permanent Global Note, as the case may be, and recorded in the Notes Register, as hereinafter provided.

Investors may hold their interests in the Regulation S Global Note of any series through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note of any series may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note of each series may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, in accordance with wire instructions set forth in the Notes Register, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A-1 and Exhibit A-2 and in Section 2.1(d) and (e). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A-1 and Exhibit A-2 are part of the terms of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(d) Restrictive Legend. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) the Trustee receives an Opinion of Counsel reasonably satisfactory to it to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. The Rule 144A Global Note and the Regulation S Global Note shall each bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL CLOSING DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) [IN THE CASE OF RULE 144A NOTES: AND ON WHICH THE ISSUER INSTRUCTS THE TRUSTEE THAT THIS LEGEND SHALL BE DEEMED REMOVED FROM THE NOTES, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE INDENTURE RELATING TO THIS SECURITY], ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER

PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

(e) Global Note Legend.

Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(f) [Reserved].

(g) Book-Entry Provisions. (i) This clause (g) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(1) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in (e). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the DTC, its successors or its respective nominees, except as set forth in Sections 2.1(g)(4) and 2.1(h). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(h) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(h), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(h) Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company or the Guarantors that it is unwilling or unable to continue as Depositary for the Global Notes and the Company fails to appoint a successor depositary, (B) DTC has ceased to be a clearing agency registered under the Exchange Act and the Company fails to appoint a successor depositary, (C) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Definitive Notes, (D) there has occurred and is continuing a Default or Event of Default with respect to the Notes or (E) prior written notice is given to the Trustee by or on behalf of DTC in accordance with this Indenture. In the event of the occurrence of any of the events specified in clause (A), (B) or (C), (D) or (E) of the preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes. If required to hold a Note in the form of a Definitive Note pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(g) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d).

(2) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred. Definitive Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee such written certificate as the Trustee may require to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

(3) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4) A beneficial interest in a Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

Section 2.2. Execution and Authentication. One Officer shall sign the Notes for the Company by manual, facsimile or PDF signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) (a) 2019 Initial Notes for original issue on the Issue Date in an aggregate principal amount of $700,000,000 and (b) 2021 Initial Notes for original issue on the Issue Date in an aggregate principal amount of $800,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, and (3) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of a Global Note without a Restricted Notes Legend, in each case upon a written order of the Company signed by one Officer (the “Company Order”). Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company, pursuant to Article IV, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.3. Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee as the Registrar and Paying Agent for the Notes and the Company may remove any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

Section 2.4. Paying Agent to Hold Money in Trust. Prior to 10:00 a.m. New York City time, on each due date on which the principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Company shall require the Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Company, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Company shall otherwise comply with TIA Section 312(a).

Section 2.6. Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of the same series of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note of a series (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(g) and 2.1(h), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b) Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC.

(2) a registration of transfer of a Rule 144A Note or a beneficial interest therein to an IAI or an AI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 or Section 2.10, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to it; and

(3) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person who takes delivery in the form of an interest in a Regulation S Note, whether before or after the expiration of the Restricted Period, shall be made upon receipt by the Registrar, the Trustee or their respective agents of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to it.

(c) Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1) a transfer of a Regulation S Note or a beneficial interest therein to a QIB who takes delivery in the form of an interest in a Rule 144A Note shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2) a transfer of a Regulation S Note or a beneficial interest therein to an IAI or an AI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 or Section 2.10, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Company; and

(3) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with (e) or (3) there is delivered to the Registrar an Opinion of Counsel satisfactory to it stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e) If the Company determines (upon the advice of counsel and such other certifications and evidence as the Company may reasonably require) that a Note is eligible for resale pursuant to Rule 144 under the Securities Act (or a successor provision), without the need for current public information or that the Restricted Notes Legend is no longer necessary or appropriate in order to ensure that subsequent transfers of the Note (or a beneficial interest therein) are effected in compliance with the Securities Act, the Company may instruct the Trustee to cancel the Note and issue to the Holder thereof (or to its transferee) a new Note of like tenor and amount, registered in the name of the Holder thereof (or its transferee), that does not bear the Restricted Notes Legend, and the Trustee will comply with such instruction.

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Company’s and Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Section 2.2, 2.6, 2.11, 2.13, 3.5, 5.6 or 9.5).

The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 calendar days before the delivery of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such delivery or (2) 15 calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal, of premium, if any, and (subject to paragraph 2 of the reverse side of the forms of Notes attached hereto as Exhibits A-1 and A-2) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(h) shall, except as otherwise provided by (d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

Section 2.7. [Reserved].

Section 2.8. Form of Certificate to be Delivered in Connection with Transfers to IAIs.

[Date]

OneMain Financial Holdings, Inc.

300 St. Paul Place

Baltimore, MD 21202

Attention: Oona Robinson and Office of the General Counsel

The Bank of New York Mellon

101 Barclay Street, 7 West

New York, NY 10286

Attention: Corporate Trust Administration

Re:	OneMain Financial Holdings, Inc. (the “Company”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of [$[—] principal amount of the 6.75% Senior Notes due 2019] [$[—] principal amount of the 7.25% Senior Notes due 2021] (the “Notes”) of OneMain Financial Holdings, Inc. (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” of at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction

Termination Date”) only (a) to the Company or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company.

3. We [are][are not] an Affiliate of the Company.

TRANSFEREE:

BY:

Section 2.9. Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

OneMain Financial Holdings, Inc.

300 St. Paul Place

Baltimore, MD 21202

Attention: Oona Robinson and Office of the General Counsel

The Bank of New York Mellon

101 Barclay Street, 7 West

New York, NY 10286

Attention: Corporate Trust Administration

Re:	OneMain Financial Holdings, Inc. (the “Company”)

[6.75% Senior Notes due 2019][7.25% Senior Notes due 2021](the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[            ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be. We further confirm that such sale has been made in accordance with applicable Canadian provincial securities laws.

We also hereby certify that we [are][are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Company. [If the transfer is requested prior to the expiration of the Restricted Period: We also certify, to our knowledge, that the transferee is not a U.S. person or in the United States (as such terms are defined in Regulation S.)]

The Trustee and the Company are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours, [Name of Transferor]

By:
Authorized Signature

Section 2.10. Form of Certificate to be Delivered in Connection with Transfers to AIs.

[Date]

OneMain Financial Holdings, Inc.

300 St. Paul Place

Baltimore, MD 21202

Attention: Oona Robinson and Office of the General Counsel

The Bank of New York Mellon

101 Barclay Street, 7 West

New York, NY 10286

Attention: Corporate Trust Administration

Re:	OneMain Financial Holdings, Inc. (the “Company”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of [$[—] principal amount of the 6.75% Senior Notes due 2019][$[—] principal amount of the 7.25% Senior Notes due 2021] (the “Notes”) of OneMain Financial Holdings, Inc. (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

4. I am an “accredited investor” (as defined in Rule 501(a)(4) under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) and I am acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. I have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of my investment in the Notes and I invest in or purchase securities similar to the Notes in the normal course of my business. I am able to bear the economic risk of my investment.

5. I understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. I agree on my own behalf to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person I reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $200,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of my property be at all times within my control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company.

6. I understand and acknowledge that upon the issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the Notes that I acquire will be certificated Notes that will bear, and all certificates issued in exchange therefor or in substitution thereof will bear, a restrictive legend set forth in Section 2.1(d) of the Indenture.

7. I [am][am not] an Affiliate of the Company.

TRANSFEREE:

BY:

Section 2.11. Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Company shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Company, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and upon receipt of a Company Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.12. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section as not outstanding. A Note does not cease to be outstanding in the event the Company or an Affiliate of the Company holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 12.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.13. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

Section 2.14. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

Section 2.15. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.3. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a). Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.2, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.16. CUSIP and ISIN Numbers. The Company in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

COVENANTS

Section 3.1. Payment of Notes. The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 10:00 a.m. Eastern time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

Section 3.2. Limitation on Indebtedness.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of the Guarantors may Incur Non-Funding Indebtedness, if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Consolidated Non-Funding Debt to Tangible Equity Ratio of the Company and its Restricted Subsidiaries is not greater than 1.75 to 1.00.

(b) Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) the greater of $300.0 million or, if the Consolidated Non-Funding Debt to Tangible Equity Ratio of the Company and its Restricted Subsidiaries is not greater than 1.75 to 1.00, 5.0% of Total Assets, otherwise 3.0% of Total Assets, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2) Guarantees by the Company or any Restricted Subsidiary (other than a Securitization Entity) of Indebtedness of the Company or any Restricted Subsidiary (other than a Securitization Entity) so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary (in each case, other than a Securitization Entity); provided, however, that:

(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Securitization Entity) of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(4) Indebtedness represented by (i) the Notes (other than any Additional Notes), including any Guarantee thereof, (ii) any Indebtedness (other than Indebtedness incurred pursuant to Section 3.2(b)(1) and Section 3.2(b)(3)) outstanding on the Issue Date, (iii) Refinancing Indebtedness (including, in the case of the Notes (other than any Additional Notes), any Guarantee thereof) Incurred in respect of any Indebtedness described in this clause or clauses (5), (6), (7), (9), (10) or (15) of this Section 3.2(b) or Incurred pursuant to Section 3.2(a), and (iv) Management Advances;

(5) Indebtedness of (x) the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Persons that are acquired by the Company or any

Restricted Subsidiary or merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, merger or consolidation, either

(i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Non-Funding Debt to Tangible Equity Ratio test set forth in (a);

(ii) the Consolidated Non-Funding Debt to Tangible Equity Ratio of the Company and its Restricted Subsidiaries would not be greater than immediately prior to such acquisition, merger or consolidation; or

(iii) such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); provided that the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation;

(6) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding and any Refinancing Indebtedness in respect thereof, does not exceed the greater of (i) $40.0 million and (ii) 1.0% of Total Assets at the time of Incurrence;

(8) Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (iii) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (iv) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, and (v) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(9) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets, Person or any Capital Stock of a Subsidiary;

(10) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary) of its Capital Stock (other than Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent the Company or any of its Restricted Subsidiaries make a Restricted Payment;

(11) Indebtedness consisting of promissory notes issued by the Company or any of its Subsidiaries to any current or former employee, director or consultant of the Company, any of its Subsidiaries or any of its Parents (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Company or any of its Parents that is permitted by Section 3.3;

(12) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business;

(13) Permitted Funding Indebtedness;

(14) to the extent constituting Indebtedness, (i) Indebtedness Incurred solely as a result of or incidental to Standard Securitization Undertakings, (ii) Indebtedness of a Securitization Entity owed to the Company or a Restricted Subsidiary pursuant to Permitted Credit Enhancement or (iii) Indebtedness arising out of or to fund purchases of all remaining outstanding asset-backed securities of any Securitization Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;

(15) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed $100.0 million;

(16) Indebtedness consisting of the “Dividend Note” described in the Offering Memorandum under “Certain Relationships and Related Party Transactions”; and

(17) Permitted Sale Leaseback Transactions.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1) in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness set forth in Section 3.2(a) and (b), the Company, in its sole discretion, will classify such Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of (a) or (b);

(2) additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness set forth in Section 3.2(a) and (b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification;

(3) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 3.2(a) or clause (1), (7) or (10) of Section 3.2(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred

Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of the Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

(e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Company shall be in default of this Section 3.2).

(f) Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(g) The Company shall not, and shall not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

(h) Unsecured Indebtedness shall not be treated as subordinated or junior to secured Indebtedness merely because such Indebtedness is unsecured. Senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

Section 3.3. Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(i) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock; and

(ii) dividends or distributions payable to any of the Company or a Restricted Subsidiary (and, in the case of the Company or any such Restricted

Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2) purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent of the Company held by Persons other than the Company or a Restricted Subsidiary;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to Section 3.2(b)(3)); or

(4) make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i) a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(ii) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments permitted by Section 3.3(b)(1) (without duplication of the declaration of the dividend or delivery of a redemption notice), (6), (10), (11), (17) and (18) (but only with respect to the “Dividend Note” described in the Offering Memorandum under “Certain Relationships and Related Party Transactions”), but excluding all other Restricted Payments permitted by Section 3.3(b)) would exceed the sum of (without duplication):

(A) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(B) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company and the amount by which senior Indebtedness of the Company is reduced on the Company’s balance sheet from the issue or sale of its Capital Stock (other than Disqualified Stock) or as the result of a merger or consolidation with another Person subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock) of the Company subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.3(b)(6) and (z) Excluded Contributions);

(C) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness or Disqualified Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(D) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Company or a Restricted Subsidiary pursuant to Section 3.3(b)(10) or (14) or to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; and

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted

Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Company or a Restricted Subsidiary pursuant to Section 3.3(b)(10) or (14) or to the extent of the amount of the Investment that constituted a Permitted Investment.

(b) Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from Section 3.3(a)(iii);

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 3.2;

(4) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock (other than an issuance of Disqualified Stock of the Company or Preferred Stock of a Restricted Subsidiary to replace Preferred Stock (other than Disqualified Stock) of the Company) of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;

(5) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(i) from Net Available Cash to the extent permitted under Section 3.5, but only if the Company shall have first complied with the terms of Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(ii) to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have first complied with the terms of Section 3.9 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Company or any of its Parents held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its Parents (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause do not exceed $25.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $40.0 million in any fiscal year); provided further that such amount in any fiscal year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution), Capital Stock of any of the Company’s Parents, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its Parents that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(4)(iii); plus

(ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date; less

(iii) the amount of any Restricted Payments made in previous fiscal years pursuant to clauses (i) and (ii) of this clause (6);

and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management, directors, employees or consultants of the Company, or any of its Parents or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company or any of its Parents will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(7) the declaration and payment of dividends on Disqualified Stock, or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 3.2;

(8) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9) dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(i) the amounts required for any Parent to pay any Parent Expenses;

(ii) distributions in respect of Related Taxes; or

(iii) amounts constituting or to be used for purposes of making payments to the extent specified in Section 3.8(b)(2), (3) and (5);

(10) the declaration and payment by the Company of dividends on the common stock or common equity interests of the Company or any Parent following a public offering of such common stock or common equity interests, in an amount not to exceed 6% in any fiscal year of the aggregate proceeds received by or contributed to the Company in or from all such public offerings;

(11) payments by the Company, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors of the Company);

(12) Restricted Payments that are made with Excluded Contributions;

(13) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Refunding Capital Stock, after giving effect to such issuance on a pro forma basis the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);

(14) dividends or other distributions of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(15) beginning with the fiscal year beginning January 1, 2015, other Restricted Payments not to exceed $90.0 million in the aggregate in any one fiscal year; provided, that such Restricted Payment may only be made if, after giving effect to any such Restricted Payment, on a pro forma basis the Company and its Restricted Subsidiaries would have a Consolidated Equity to Total Assets Ratio of no less than 20%;

(16) so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed $75.0 million;

(17) mandatory redemptions of Preferred Stock issued as a Restricted Payment or as consideration for a Permitted Investment; and

(18) the declaration and payment of the dividend consisting of the issuance of the “Dividend Note” described in the Offering Memorandum under “Certain Relationships and Related Party Transactions” and the other payments made in connection with agreements and arrangements permitted under Section 3.8(b)(6).

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be the face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash, in each case over $50.0 million, shall be determined conclusively by the Board of Directors of the Company acting in good faith.

Section 3.4. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2) make any loans or advances to the Company or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) Section 3.4(a) shall not prohibit:

(1) any encumbrance or restriction pursuant to (i) any Credit Facilities or (ii) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2) any encumbrance or restriction pursuant to this Indenture, the Notes and the Guarantees;

(3) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5) any encumbrance or restriction:

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(ii) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(iii) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, licenses, Joint Venture agreements and other similar agreements and instruments;

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction pursuant to Hedging Obligations;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13) any encumbrance or restriction existing under or by reason of (a) Indebtedness or other contractual requirements of a Securitization Entity or any Standard Securitization Undertaking, in each case in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such, or a related, Securitization Entity and Financeable Assets and Cash and Cash Equivalents held by such, or a related, Securitization Entity or (b) Permitted Warehousing Indebtedness; provided that such restrictions apply only to the Receivables financed by the applicable Warehousing Facility pursuant to which such Permitted Warehousing Indebtedness was Incurred or Cash and Cash Equivalents related to such Warehousing Facility;

(14) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue

Date pursuant to Section 3.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than in comparable financings (as determined in good faith by the Company) and where either (A) the Company determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness;

(15) any encumbrance or restriction existing by reason of any lien permitted under Section 3.6; or

(16) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (15) of this clause (b) (an “Initial Agreement”) or contained in any amendment, extension, renewal, restatement, refunding, replacement, refinancing, supplement or other modification to an agreement referred to in clauses (1) to (15) of this clause (b) or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

Section 3.5. Limitation on Sales of Assets and Subsidiary Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or any Restricted Subsidiary, as the case may be:

(i) to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor, Indebtedness that is secured by a Lien or Permitted Funding Indebtedness (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness; provided further that, to the extent the Company redeems, repays or repurchases Pari Passu Indebtedness pursuant to this clause (ii) the Company shall equally and ratably reduce obligations under the Notes as provided under Section 5.7, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(ii) to the extent the Company or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including Financeable Assets and by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day;

provided that, pending the final application of any such Net Available Cash in accordance with clause (i) or clause (ii) in this Section 3.5(a)(3), the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including Permitted Funding Indebtedness) or otherwise use such Net Available Cash in any manner not prohibited by this Indenture.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 3.5(a) will be deemed to constitute “Excess Proceeds” under this Indenture. On the 366th day after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under this Indenture exceeds $50.0 million, the Company will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under this Indenture and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Company shall deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the Notes Register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice.

(c) To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the respective aggregate principal amounts of tendered Notes of the relevant series and Pari Passu Indebtedness in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Company upon converting such portion into U.S. dollars.

(e) For the purposes of Section 3.5(a)(2) hereof, the following will be deemed to be cash:

(i) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(ii) securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(iv) consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(v) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of $70.0 million and 2.5% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(f) Upon the commencement of an Asset Disposition Offer, the Company shall send, or cause to be sent, electronically or by first class mail, a notice to the Trustee and to each Holder at its registered address or otherwise in accordance with the procedures of DTC. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Asset Disposition Offer. Any Asset Disposition Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1) that the Asset Disposition Offer is being made pursuant to this Section 3.5 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment (unless prorated);

(2) the Asset Disposition payment amount, the Asset Disposition offered price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notices is mailed (the “Asset Sale Payment Date”);

(3) that any Notes not tendered or accepted for payment shall continue to accrue interest in accordance with the terms thereof;

(4) that, unless the Company defaults in making such payment, any Notes accepted for payment pursuant to the Asset Disposition Offer shall cease to accrue interest on and after the Asset Sale Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to any Asset Disposition Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice at least three Business Days before the Asset Sale Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than two Business Days prior to the Asset Sale Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(7) that if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Disposition payment amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased); and

(8) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(g) If the Asset Sale Payment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

(h) On the Asset Sale Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Asset Disposition Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Asset Disposition payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(i) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this Section 3.5. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

Section 3.6. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness (such Lien, the “Initial Lien”), without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Section 3.7. Additional Guarantees.

(a) If the Company or any of its Restricted Subsidiaries acquires or creates a Wholly Owned Domestic Subsidiary that is a Restricted Subsidiary, other than (i) a Guarantor, (ii) an Excluded Restricted Subsidiary, (iii) an Insurance Subsidiary, (iv) an Immaterial Subsidiary or (v) a Securitization Entity, such Restricted Subsidiary within 30 days shall execute and deliver a supplemental indenture to this Indenture substantially in the form of Exhibit B hereto providing for a senior Guarantee by such Restricted Subsidiary. If a Restricted Subsidiary ceases to be an Immaterial Subsidiary, such Restricted Subsidiary within 30 days shall execute and deliver a supplemental indenture to this Indenture providing for a senior Guarantee by such Restricted Subsidiary.

(b) The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor. The Company may also elect, in its sole discretion, to cause any Parent to become a Guarantor.

(c) Any Guarantee will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law to comply with corporate benefit, financial assistance and other laws. By virtue of this limitation, a Guarantor’s obligation under its Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Guarantee.

(d) Claims of creditors of Non-Guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority shareholders (if any) of those Subsidiaries and claims against Joint Ventures generally will have priority with respect to the assets and earnings of those Subsidiaries and Joint Ventures over the claims of creditors of the Company, including Holders of the Notes. The Notes and each Guarantee therefore will be structurally subordinated to creditors (including trade creditors) and preferred and minority shareholders (if any) of Subsidiaries of the Company (other than the Guarantors) and Joint Ventures.

Section 3.8. Limitation on Affiliate Transactions.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of $25.0 million unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate value in excess of $50.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

(b) Section 3.8(a) shall not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 3.3, or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company in the ordinary course of business;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries (other than, in each case, any Securitization Entity);

(5) the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company or any Restricted Subsidiary of the Company (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6) the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, or contemplated to be entered into following the Issue Date, in each case (i) described in the Offering Memorandum under “Certain Relationships and Related Party Transactions” and (b) as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8 or to the extent not more disadvantageous to the Holders in any material respect;

(7) transactions in the ordinary course of business in connection with any Qualified Securitization Transaction, including any Permitted Credit Enhancement;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the

Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction between or among the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10) issuances or sales of Capital Stock (other than Disqualified Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1); and

(12) any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates.

Section 3.9. Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs with respect to any series of Notes, unless the Company has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes of such series under Section 5.7, the Company shall make an offer to purchase all of the Notes of such series (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of such series of Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Repurchase Event, the Company shall deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes of the relevant series at the address of such Holder appearing in the Notes Register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control Repurchase Event and with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes of the relevant series properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note of the relevant series not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Company defaults in the payment of the Change of Control Payment, all Notes of the relevant series accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5) that Holders electing to have any Notes of the relevant series purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes of the relevant series and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes of the relevant series, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes of the relevant series are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control Repurchase Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Repurchase Event; and

(9) the other instructions, as determined by the Company, consistent with this Section 3.9, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of tendered Notes of the relevant series the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date. In no event shall the Trustee be charged with the responsibility of monitoring the Company’s ratings.

(b) On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes of the relevant series or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes of the relevant series so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(c) The Company will not be required to make a Change of Control Offer following a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes of the relevant series validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes of any series validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in this Section 3.9, purchases all of the Notes of such series validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes of such series that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations set forth in this Indenture by virtue thereof.

Section 3.10. Reports.

(a) The Company shall provide to the Trustee and the Holders of the Notes within the dates set forth below:

(1) within 90 days (120 days in the case of the first fiscal year ending after the Issue Date) after the end of each fiscal year, annual reports of the Company containing substantially all of the financial information that would have been required to be contained in an annual report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act (but only to the extent similar information is included in the Offering Memorandum), including (A) “Management’s discussion and analysis of financial condition and results of operations” and (B) audited financial statements prepared in accordance with GAAP;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Company containing substantially all of the financial information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act (but only to the extent similar information is provided in the Offering Memorandum), including (A) “Management’s discussion and analysis of financial condition and results of operations” and (B) unaudited quarterly financial statements prepared in accordance with GAAP; and

(3) within the time periods specified for filing current reports on Form 8-K, after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act, if the Company had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole;

provided, however, that such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) or Item 402 of Regulation S-K and (B) will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC (it being understood that the Company will furnish summary financial information with respect to the Guarantors and Non-Guarantor Subsidiaries on a basis substantially consistent with the financial information presented under “—Guarantees” in the Offering Memorandum).

(b) To the extent any such information is not so provided within the time periods specified above and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.1 if Holders of at least 25% in principal amount of the then total outstanding Notes of any series have declared the principal, premium, if any, and interest on all the then outstanding Notes of such series to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

(c) At any time that any of the Subsidiaries of the Company are Unrestricted Subsidiaries, then the quarterly and annual reports required by Section 3.10(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s discussion and analysis of financial condition and results of operations” or other comparable section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(d) So long as the Notes are outstanding and the reports described above are not filed with the SEC, the Company will maintain a website (that may be password protected) to which Holders, prospective investors, broker-dealers and securities analysts are given access promptly and to which all of the reports required by this Section 3.10 are posted. The Company will hold a conference call for the Holders and securities analysts to discuss such financial information no later than 15 calendar days after providing the annual financial information described in Section 3.10(a)(1) and after providing the quarterly financial information described in Section 3.10(a)(2). The Company will announce any such conference call at least three business days in advance and not more than ten business days after providing the foregoing financial information.

(e) To the extent not satisfied by the reports referred to in Section 3.10(a), the Company shall furnish to Holders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(f) In the event that any Parent of the Company is or becomes a Guarantor of the Notes, the Company may satisfy its obligations in this Section 3.10 with respect to financial information relating to the Company by furnishing financial information relating to such Parent.

(g) Delivery of any reports, information and documents to the Trustee, including pursuant to Section 3.10, is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants pursuant to Article III (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 3.11. Maintenance of Office or Agency.

The Company will maintain an office or agency where the Notes will be payable at the office or agency of the Company maintained for such purpose and where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be delivered. The corporate trust office of the Trustee, which initially shall be located at The Bank of New York Mellon, 101 Barclay Street, 7 West, New York, NY 10286, Attention: Corporate Trust Administration, shall be such office or agency of the Company unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or delivered to the corporate trust office of the Trustee, and the Company hereby appoint the Trustee as its agent to receive all such presentations and surrenders.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.12. Corporate Existence. Except as otherwise provided in this Article III, Article IV and Section 10.2(b), the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

Section 3.13. Payment of Taxes. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous to the Holders.

Section 3.14. Payments for Consent. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Guarantees unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 3.15. Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officer’s Certificate, which shall be signed by the Chief Executive Officer, Chief Financial Officer, the Treasurer or the Secretary of the Company, stating that in the course of the performance by the signer of his or her duties as an Officer of the Company he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Company is taking or proposes to take with respect thereto.

Section 3.16. Further Instruments and Acts. Upon request of the Trustee or as necessary to comply with future developments or requirements, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 3.17. Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Similar Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 3.18. Statement by Officers as to Default. The Company shall deliver to the Trustee, within 30 days after the Company becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Company is taking or proposes to take with respect thereto.

Section 3.19. Suspension of Certain Covenants.

(a) Following the first day: (1) the Notes of any series have achieved Investment Grade Status; and (2) no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day (the “Suspension Date”) and continuing until the Reversion Date (as defined below), the Company and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8, 3.17 and 4.1(a)(3) with respect to such series of Notes (collectively, the “Suspended Covenants”).

(b) If at any time the Notes of such series cease to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such provisions had never been suspended with respect to such Notes (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes of such series subsequently attain Investment Grade Status and no Default or Event of Default is in existence with respect to such series (in which event the Suspended Covenants shall no longer be in effect for such time that the

Notes of such series maintain an Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes of the applicable series or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.” During the Suspension Period no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

(c) On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 3.2(a) or one of the clauses set forth in Section 3.2(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 3.2(a) or (b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4)(ii). On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 3.3(a).

(d) The Company shall send prompt written notice to the Trustee if a Suspension Date or a Reversion Date occurs. The Trustee shall not be deemed to have knowledge of any Suspension Date or Reversion Date unless a Trust Officer has received the notice referred to in this clause (d).

Section 3.20. Designation of Restricted and Unrestricted Subsidiaries.

(a) Except for during a Suspension Period, the Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.3 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.2, the Company will be in default of Section 3.2.

(c) The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2 calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Section 3.21. Investment Company Act Status.

The Company and the Guarantors will not take or permit actions that would require any of them to register as an “investment company” (as that term is defined in the Investment Company Act).

ARTICLE IV

SUCCESSOR COMPANY; SUCCESSOR PERSON

Section 4.1. Merger and Consolidation.

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes and this Indenture and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, either (i) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) or (ii) the Consolidated Non-Funding Debt to Tangible Equity Ratio of the Successor Company and its Restricted Subsidiaries would not be greater than it was immediately prior to giving effect to such transaction; and

(4) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of Section 4.1(a)(2) and (3).

(b) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Indenture or the Notes.

(c) Notwithstanding Section 4.1(a)(2), (3) and (4) (which do not apply to transactions referred to in this sentence), (i) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company, (ii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary (subject to the provision set forth in Section 4.1(d)) and (iii) the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.

(d) No Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to any Person, unless

(i) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia or the jurisdiction of such Guarantor and the Successor Guarantor (if not such Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under the Guarantee and this Indenture (although in the case of a lease of all or substantially all its assets, the predecessor Guarantor will not be released from its obligations under this Indenture or its Guarantee of the Notes);

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any Subsidiary of the Successor Guarantor as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(iii) such Guarantor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel (which may be combined with the Opinion of Counsel mentioned earlier in this sentence) stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Guarantor, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clause (ii) above.

(e) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or of a Guarantor, as applicable, which properties and assets, if held by the Company or a Guarantor, as applicable, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or a Guarantor, as applicable, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company or such Guarantor, as applicable.

(f) The foregoing provisions (other than the requirements of Section 4.1(a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Company.

ARTICLE V

REDEMPTION OF SECURITIES

Section 5.1. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the Redemption Date;

(3) the principal amount of Notes and the series of Notes to be redeemed; and

(4) the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Company at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 5.2. Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes of any series are to be redeemed at any time, the applicable Notes will be selected for redemption in compliance with the requirements of DTC, or if such Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination is redeemed in part and further; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

Section 5.3. Notice of Redemption.

(a) At least 30 but not more than 60 days before a Redemption Date, the Company will send or cause to be sent, by electronic delivery, if held at DTC, or by first class mail postage prepaid, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes of the applicable series or a satisfaction and discharge of this Indenture with respect to such Notes pursuant to Articles VIII or XI hereof.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1) the Redemption Date;

(2) the redemption price (as calculated by the Company);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the

Trustee, at least 45 days prior to the Redemption Date (or such shorter period as the Trustee may agree but in no event less than 35 days), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

(b) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, unless the Company defaults in the payment of the redemption payment, interest ceases to accrue on Notes or portions of them called for redemption.

Section 5.4. Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 5.3 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. Notice of redemption may, at the Company’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering (in the case of redemption pursuant to Sections 5.7(c) and (f) hereof) or Change of Control (in the case of purchase pursuant to Section 3.9 hereof), as the case may be.

Section 5.5. Deposit of Redemption or Purchase Price. Prior to 10:00 a.m. Eastern Time on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

Section 5.6. Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of a Company Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

Section 5.7. Optional Redemption.

(a) At any time prior to December 15, 2016, the Company may redeem the 2019 Notes, in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price (calculated by the Company) equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date (any such redemption date, a “Redemption Date”).

(b) At any time and from time to time on or after December 15, 2016, the Company may redeem the 2019 Notes, in whole or in part, at its option, upon not less than 30 nor more than 60 days’ notice at the following redemption prices (calculated by the Company) (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve month period beginning on December 15 of the year set forth below:

Redemption Period	Price
2016	105.063%
2017	103.375%
2018	101.688%
2019	100.000%

(c) At any time and from time to time prior to December 15, 2016, the Company may redeem the 2019 Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price (calculated by the Company) equal to 106.75% plus accrued and unpaid interest, if any, to, but not including, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the 2019 Notes (including Additional 2019 Notes), provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 65% of the original aggregate principal amount of the 2019 Notes issued under this Indenture remains outstanding immediately thereafter (excluding 2019 Notes held by the Company or any of its Restricted Subsidiaries).

(d) At any time prior to December 15, 2017, the Company may redeem the 2021 Notes, in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price (calculated by the Company) equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the Redemption Date.

(e) At any time and from time to time on or after December 15, 2017, the Company may redeem the 2021 Notes, in whole or in part, at its option, upon not less than 30 nor more than 60 days’ notice at the following redemption prices (calculated by the Company) (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve month period beginning on December 15 of the year set forth below:

Redemption Period	Price
2017	103.625%
2018	101.813%
2019 and thereafter	100.000%

(f) At any time and from time to time prior to December 15, 2017, the Company may redeem the 2021 Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price (calculated by the Company) equal to 107.25% plus accrued and unpaid interest, if any, to, but not including, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the 2021 Notes (including Additional 2021 Notes), provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 65% of the original aggregate principal amount of the 2021 Notes issued under this Indenture remains outstanding immediately thereafter (excluding 2021 Notes held by the Company or any of its Restricted Subsidiaries).

(g) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(h) Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

Section 5.8. Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Company may be required to offer to purchase Notes under Section 3.5 and Section 3.9. The Company and its Affiliates may at any time and from time to time purchase Notes in open-market transactions, tender offers or otherwise.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1. Events of Default.

(a) Each of the following is an “Event of Default” with respect to the Notes of any series:

(1) default in any payment of interest, on any Note of such series when due and payable, continued for 30 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note of such series issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3) (a) failure to comply with Section 3.9 and Section 4.1 for 30 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in principal amount of the outstanding Notes of a series and (b) failure to comply with the Company’s agreements or obligations contained in this Indenture for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in principal amount of the outstanding Notes;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary or Indebtedness of a Securitization Entity whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(5) the Company:

(A) commences a voluntary case or proceeding;

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C) consents to the appointment of a Custodian of it or for substantially all of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F) takes any comparable action under any foreign laws relating to insolvency (collectively, the “bankruptcy provisions”);

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company in an involuntary case;

(B) appoints a Custodian of the Company for substantially all of its property;

(C) orders the winding up or liquidation of the Company; or

(D) grants similar relief under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(7) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, other than, in each case, any Securitization Entity, to pay final judgments aggregating in excess of $100.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”); and

(8) any Guarantee of the Notes ceases to be in full force and effect, other than in accordance with the terms of this Indenture or a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Guarantee in accordance with this Indenture.

(b) Notwithstanding the foregoing, a default under Section 6.1(a)(3), (4) or (7) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company in writing of the default and, with respect to Section 6.1(a)(3) or (7) the Company does not cure such default within the time specified in Section 6.1(a)(3) or (7), as applicable, after receipt of such notice.

Section 6.2. Acceleration.

(a) If an Event of Default (other than an Event of Default described in Section 6.1(a)(5) and (6)) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 25% in principal amount of the outstanding Notes of a series by written notice to the Company and the Trustee may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes of such series to be immediately due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, if any, will be due and payable immediately.

In the event of any declaration of acceleration of the Notes of a series because an Event of Default specified in Section 6.1(a)(4) has occurred and is continuing, such declaration of acceleration of the Notes of such series and all consequences thereof shall be annulled automatically and without any action by the Trustee or the Holders, if within 30 days after the declaration of acceleration with respect thereto:

(1)   (x) the default that is the basis for such Event of Default has been remedied, cured or waived; or

(y) the Indebtedness that gave rise to such Event of Default shall have been discharged in full; and

(2)   (x) the annulment of the acceleration of the Notes of such series would not conflict with any judgment or decree of a court of competent jurisdiction; and

(y) all existing Events of Default, except nonpayment of principal, premium or interest, if any, on the Notes that became due solely because of the acceleration of the Notes of such series, have been cured or waived.

(b) If an Event of Default specified in Section 6.1(a)(5) and (6) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes of such series will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.3. Other Remedies. If an Event of Default occurs and is continuing with respect to a series of Notes, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest on the Notes of such series or to enforce the performance of any provision of the Notes of such series or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes of such series or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.4. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes of a series by written notice to the Trustee may, on behalf of all of the Holders of such series, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), all past or existing Defaults or Events of Default and their consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest (except pursuant to a rescission of acceleration of the Notes of such series by the Holders of at least a majority in principal amount of such Notes and a waiver of the payment default that resulted from such acceleration) or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes of such series and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid and (4) the Company has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.5. Control by Majority. The Holders of a majority in principal amount of the outstanding Notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to such series. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes of such series or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) caused by or that might be caused by taking or not taking such action.

Section 6.6. Limitation on Suits. Subject to Section 6.7, no Holder may pursue any remedy with respect to this Indenture or the Notes of a series unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes of such series have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes of such series have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest, if any, to the extent lawful) and the amounts provided for in Section 7.7.

Section 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

(a) If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due to it under Section 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Company, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Company shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes of a series.

ARTICLE VII

TRUSTEE

Section 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth as duties of the Trustee in this Indenture or the Notes and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d) No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(e) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section 7.1.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(g) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1 and to the provisions of the TIA.

Section 7.2. Rights of Trustee. Subject to Section 7.1:

(i) The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company.

(ii) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(iii) The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(iv) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(v) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(vi) The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has received written notice of such event which is in fact such a Default or of any such Significant Subsidiary at the corporate trust office of the Trustee specified in Section 3.11, and such notice references the Notes and this Indenture.

(vii) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(viii) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(ix) The Trustee shall not be deemed to have knowledge of any fact or matter unless written notice of such fact or matter has been received by a Trust Officer of the Trustee.

(x) Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(xi) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Company and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(xii) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(xiii) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(xiv) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(xv) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(xvi) The permissive rights of the Trustee to take or refrain from taking any action enumerated in this Indenture will not be construed as an obligation or duty.

Section 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

Section 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing, the Trustee shall deliver to each Holder notice of the Default or Event of Default within 60 days after being notified by the Company or any Holder. Except in the case of a

Default or Event of Default in payment of principal of, or premium, if any, or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding the notice is in the interests of Holders.

Section 7.6. Reports by Trustee to Holders. Within 60 days after each March 31 beginning March 31, 2015, the Trustee shall deliver to each Holder a brief report dated as of such March 31 that complies with TIA Section 313(a) if and to the extent required thereby. The Trustee also shall comply with TIA Section 313(c).

A copy of each report at the time of its delivery to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify the Trustee promptly in writing whenever the Notes become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with TIA Section 313(d).

Section 7.7. Compensation and Indemnity. The Company shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Company and the Guarantors, jointly and severally, shall indemnify the Trustee against any and all fees, losses, liability, damages, claims or expenses, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct, gross negligence or bad faith, as determined by a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the fees, costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.

To secure the Company’s payment and indemnification obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company.

The Company’s payment and indemnification obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and any resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in Section 6.1(a)(5) or (6), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.8. Replacement of Trustee. The Trustee may resign at any time by so notifying the Company in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. If:

(1) the Trustee fails to comply with Section 7.3 hereof;

(2) the Trustee fails to comply with Section 7.10 hereof;

(3) the Trustee is bankrupt or insolvent; or

(4) the Trustee otherwise becomes incapable of acting,

then the Company may remove the Trustee, or any Holder who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee.

Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee. Notwithstanding the preceding sentence, if the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Company, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

Section 7.9. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

Section 7.10. Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA Section 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

Section 7.11. Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

Section 7.12. Trustee’s Application for Instruction from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Company actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.1. Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Company may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes of any series upon compliance with the conditions set forth in this Article VIII.

Section 8.2. Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes of any series (including the Guarantees) on the date the conditions set forth in Section 8.4 are satisfied with respect to the Notes of such series (hereinafter, “Legal Defeasance”). If the Company exercises its Legal Defeasance option, payment of the Notes of the applicable series may not be accelerated because of an Event of Default with respect to the Notes of such series. For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of such series (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes of such series, the Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Company, shall execute proper instruments acknowledging the same) and to have cured all then existing Defaults and Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of Notes of such series issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest on the Notes of such series when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2) the Company’s obligations with respect to the Notes of such series under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the Company’s or Guarantors’ obligations in connection therewith; and

(4) this Article VIII with respect to provisions relating to Legal Defeasance.

Subject to compliance with this Section 8.2, the Company may exercise its option under Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

Section 8.3. Covenant Defeasance. Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Company and each of the Guarantors will,

subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.17, 3.19, 3.20, 3.21 and 4.1 (except Section 4.1(a)(1) and (2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified in this Section, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(a)(3) (solely with respect to the defeased covenants listed above), 6.1(a)(4), 6.1(a)(5), 6.1(a)(6), 6.1(a)(7) and 6.1(a)(8) hereof shall not constitute Events of Default.

Section 8.4. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof, with respect to any series of Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust (the “Defeasance Trust”), for the benefit of the Holders, money in dollars or U.S. Government Obligations or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of and premium, if any, and interest due on the Notes of such series issued under this Indenture on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Company must specify whether such Notes of such series are being defeased to maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions;

(A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B) since the issuance of the Notes of such series, there has been a change in the applicable U.S. federal income tax law;

in either case stating that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the

Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions, the Holders of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code, as amended;

(7) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(8) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

Section 8.5. Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes of the applicable series will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the money or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes of such series.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.6. Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its written request unless an abandoned property law designates another Person or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

Section 9.1. Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Company, any Guarantor (with respect to its Guarantee or this Indenture) and the Trustee may amend or supplement any Note Documents without the consent of any Holder to:

(1) cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to the “Description of the Notes” in the Offering Memorandum or reduce the minimum denomination of any series of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Company under any Note Document;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) add to the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5) make any change that does not adversely affect the rights of any Holder in any material respect;

(6) at the Company’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(7) make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes;

(8) provide for any Restricted Subsidiary to provide a Guarantee in accordance with Section 3.7, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(9) evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document; or

(10) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

Subject to Section 9.2, upon the request of the Company, and upon receipt by the Trustee of the documents described in Sections 9.6 and 12.4 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

Section 9.2. With Consent of Holders.

(a) Except as provided in this Section 9.2, the Company, the Guarantors and the Trustee may amend or supplement this Indenture as it pertains to the 2019 Notes or the 2021 Notes, as applicable, with the consent of the Holders of at least a majority in aggregate principal amount of such series of Notes then outstanding and issued under this Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), voting as a separate class, and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded or a Default or Event of Default in respect of a provision that under this Section 9.2 cannot be amended without the consent of each Holder affected) or compliance with any provision of the Note Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of such series of Notes then outstanding, voting as a separate class (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.12 hereof and Section 12.6 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Company, and upon the filing with the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.6 and 12.4 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

(b) Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note;

(3) reduce the principal of or extend the Stated Maturity of any such Note;

(4) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed (but not the notice period therefor), in each case as set forth in Section 5.7;

(5) make any such Note payable in money other than that stated in such Note;

(6) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(7) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(8) make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2.

Notwithstanding the foregoing, if any amendment, waiver or other modification affects only the rights of the 2019 Notes or the 2021 Notes, as applicable, the Holders of the other series of Notes shall not be required to consent thereto (and in such case, only the consent of a majority in principal amount of the affected series of Notes or each Holder, as applicable, shall be required to consent thereto). For the avoidance of doubt, it is understood and agreed that any matter described in the preceding paragraphs that by its terms applies only to the 2019 Notes or the 2021 Notes shall not be deemed to affect the rights of, or require the consent of, the Holders of the other series of Notes and shall require only the consent of the Holders of the 2019 Notes or the 2021 Notes, as the case may be.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.2 becomes effective, the Company shall deliver to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

Section 9.3. [Reserved.]

Section 9.4. Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a

Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.5. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6. Trustee to Sign Amendments. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.4 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Company or any Guarantor, as the case may be, in accordance with its terms.

ARTICLE X

GUARANTEE

Section 10.1. Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Company under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section.

Section 10.2. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Any Guarantee of a Guarantor with respect to any series of Notes shall be automatically and unconditionally released and discharged upon:

(1) a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture;

(2) the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3) defeasance or discharge of the Notes of such series, as provided in Articles VIII or XI;

(4) to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause; or

(5) upon the achievement of Investment Grade Status by the Notes of such series; provided that such Guarantee shall be reinstated upon the Reversion Date.

At the request of the Company and subject to Sections 12.4 and 12.5, the Trustee shall execute and deliver an appropriate instrument evidencing any such release.

Section 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 11.1. Satisfaction and Discharge. This Indenture and the Notes of any series will be discharged and will cease to be of further effect as to all Notes of such series issued hereunder, when:

(a) either:

(1) all Notes of such series that have been authenticated and delivered except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter the funds have been released to the Company, have been delivered to the Trustee for cancellation; or

(2) all such Notes of such series not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(b) the Company has deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, money or U.S. Government Obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Notes of such series not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes of such series that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited in respect of the Applicable Premium shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption and that the obligation to deposit any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) with the Trustee on or prior to the date of redemption shall survive (any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption);

(c) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(d) the Company has paid or caused to be paid all other sums payable under this Indenture with respect to such series of Notes;

(e) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such notes issued hereunder at maturity or the Redemption Date, as the case may be; and

(f) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Article XI relating to the satisfaction and discharge of this Indenture with respect to the Notes of such series have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with clauses (a), (b), (c), (d) and (e)).

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (a)(2) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.

Section 11.2. Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Company have made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

Section 12.1. [Reserved.]

Section 12.2. Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in PDF format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company:

OneMain Financial Holdings, Inc.

300 St. Paul Place

Baltimore, MD 21202

Attention: Oona Robinson

E-mail: oona.robinson@citi.com

Telephone: (410) 332-7723

with a copy to:

OneMain Financial Inc.

Attention: Office of the General Counsel

300 St. Paul Place

Baltimore, MD 21202

and

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Stuart Fleischmann and Robert Treuhold

Facsimile: (646) 848-7527

if to the Trustee, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

The Bank of New York Mellon

101 Barclay Street, 7 West

New York, NY 10286

Attention: Corporate Trust Administration

The Company or the Trustee by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Company or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be mailed by first-class mail to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the procedures of DTC or its designee.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, Portable Document Format (PDF), facsimile transmission or other similar unsecured electronic methods; provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 12.3. Communication by Holders with other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 12.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture or the Notes, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(1) an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.5 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture or the Notes relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

Section 12.5. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture or the Notes (other than a Certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 12.6. When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 12.7. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 12.8. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 12.9. Governing Law. THIS INDENTURE, THE NOTES AND THE GUARANTEES AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.10. Jurisdiction. The Company and the Guarantors agree that any suit, action or proceeding against the Company or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, any Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, any Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Company or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 12.11. Waivers of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

Section 12.12. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, and in order to help fight the funding of terrorism and money laundering, the Trustee, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

Section 12.13. No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Company or any of its respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Company or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.14. Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.15. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.16. [Reserved].

Section 12.17. Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.18. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.19. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.20. Tax Matters. The Trustee shall be entitled to deduct FATCA Withholding Tax, and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax. Each of the Company and the Trustee agrees to cooperate and to provide the other with such information as each may have in its possession to enable the determination of whether any payments pursuant to this Agreement are subject to the withholding requirements described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“FATCA Withholding Tax”).

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

ONEMAIN FINANCIAL HOLDINGS, INC.

By:	/s/ M. Oona Robinson
Name: M. Oona Robinson
Title: Vice President and Treasurer

Each as a Guarantor:

ONEMAIN FINANCIAL, INC., a Delaware

        corporation

ONEMAIN FINANCIAL (HI), INC., a

        Hawaii corporation

ONEMAIN FINANCIAL, INC., a Hawaii

        corporation

ONEMAIN FINANCIAL, INC., a West

        Virginia corporation

ONEMAIN FINANCIAL SERVICES,

        INC., a Minnesota corporation

ONEMAIN REMARKETING, LLC, a

        Delaware limited liability company

By:	/s/ M. Oona Robinson
Name: M. Oona Robinson
Title: Vice President and Treasurer

ONEMAIN ASSURANCE SERVICES,

        INC., a Texas corporation

CITICORP ADMINISTRATIVE

        SERVICES, INC., a Texas corporation

ONEMAIN INSURANCE AGENCY OF

        FLORIDA, INC., a Florida

        corporation

ONEMAIN INSURANCE AGENCY OF

        WASHINGTON, INC., a Washington

        corporation

By:	/s/ Linda S. Davis
Name: Linda S. Davis
Title: President

THE BANK OF NEW YORK MELLON

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

EXHIBIT A-1

[FORM OF FACE OF 2019 NOTE]

[Applicable Restricted Notes Legend]

[Global Note Legend, if applicable]

No. [—]	Principal Amount $[—]

(as revised by the Schedule of Increases and Decreases

in Global Notes attached hereto)

[If the Note is a Global Rule 144A Note, insert:

CUSIP No. 68268D AA3

ISIN No. US68268DAA37]

[If the Note is a Global Regulation S Note, insert:

CUSIP No. U68317 AA1

ISIN No. USU68317AA14]

ONEMAIN FINANCIAL HOLDINGS, INC.

6.75% Senior Notes due 2019

OneMain Financial Holdings, Inc., a Delaware corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum of [—] dollars ($[            ]) (as revised by the Schedule of Increases and Decreases in Global Notes attached hereto), on December 15, 2019.

Interest Payment Dates: December 15 and June 15, commencing on June 15, 2015

Record Dates: December 1 and June 1

Additional provisions of this Note are set forth on the other side of this Note.

A-1-1

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ONEMAIN FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to [144A][Reg S] Note [—]]

A-1-2

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name:
Title:

Dated:

[Signature Page to [144A][Reg S] Note [—]]

A-1-3

[FORM OF REVERSE SIDE OF NOTE]

ONEMAIN FINANCIAL HOLDINGS, INC.

6.75% Senior Notes due 2019

Except for the references to “Notes” and “Additional Notes” herein, which refer solely to the 6.75% Senior Notes due 2019, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.	Interest

OneMain Financial Holdings, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at 6.75% per annum from December 11, 2014 until maturity. The Company will pay interest, in cash, semi-annually in arrears every December 15 and June 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be June 15, 2015. The Company shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period will end on (but not include) the relevant Interest Payment Date.

2.	Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding December 1 and June 1 at the office or agency of the Company maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee in accordance with wire instructions set forth in the Notes Register, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be

A-1-4

made by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.	Paying Agent and Registrar

The Company initially appoints The Bank of New York Mellon (the “Trustee”) as Registrar and Paying Agent for the Notes. The Company may change any Registrar or Paying Agent without prior notice to the Holders. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.	Indenture

The Company issued the Notes under an Indenture, dated as of December 11, 2014 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.	[Reserved]

6.	[Reserved]

7.	Redemption

(a) At any time prior to December 15, 2016, the Company may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (calculated by the Company) equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date (any such date of redemption, a “Redemption Date”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

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(b) At any time and from time to time prior to December 15, 2016, the Company may redeem Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price (calculated by the Company) equal to 106.75% plus accrued and unpaid interest, if any, to, but not including, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes (including Additional Notes); provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 65% of the original aggregate principal amount of the Notes issued under this Indenture remains outstanding immediately thereafter (excluding Notes held by the Company or any of its Restricted Subsidiaries). The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6 of the Indenture.

(c) At any time and from time to time on or after December 15, 2016, the Company may redeem the Notes, in whole or in part, at its option, upon not less than 30 nor more than 60 days’ notice at the following redemption prices (calculated by the Company) (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve month period beginning on December 15 of the year set forth below:

Redemption Period	Price
2016	105.063%
2017	103.375%
2018	101.688%
2019	100.000%

(d) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(e) Any redemption pursuant to this paragraph shall be made pursuant to the provisions of Sections 5.1 through 5.6 of the Indenture.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided however, that under certain circumstances, the Company may be required to offer to purchase Notes under Section 3.5 and Section 3.9 of the Indenture. The Company and its Affiliates may at any time and from time to time purchase Notes in open-market transactions, tender offers or otherwise.

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8.	Repurchase Provisions

If a Change of Control Repurchase Event occurs with respect to the Notes, unless the Company has previously or concurrently delivered a redemption notice with respect to all outstanding Notes under Section 5.7 of the Indenture, each Holder of Notes of such series will have the right to require the Company to repurchase from each Holder all or any part (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Company may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase the maximum aggregate principal amount of Notes (that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) and, at the Company’s option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in respect of the Notes in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in Section 3.5 and in in Sections 5.1 through 5.6 of the Indenture.

9.	Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in denominations of minimum principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the delivery of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such delivery or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	[Reserved]

12.	Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, and interest on the Notes to redemption or maturity, as the case may be.

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13.	Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes as provided in the Indenture.

14.	Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium and interest, if any, will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

15.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the Commission for permission to continue acting as Trustee or (iii) resign.

16.	No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Company or any of its respective Subsidiaries or Affiliates, as such (other than the Company and the Guarantors), shall have any liability for any obligations of the Company or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

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17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

19.	CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

OneMain Financial Holdings, Inc.

300 St. Paul Place

Baltimore, MD 21202

Attention: Oona Robinson

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                  agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Company; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 or 2.10 of the Indenture, respectively); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

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Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

                         Dated:

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐                    Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $            and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):                     .

Date:		Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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EXHIBIT A-2

[FORM OF FACE OF 2021 NOTE]

[Applicable Restricted Notes Legend]

[Global Note Legend, if applicable]

No. [—]	Principal Amount $[—]

(as revised by the Schedule of Increases and Decreases

in Global Notes attached hereto)

[If the Note is a Global Rule 144A Note, insert:

CUSIP No. 68268D AB1

ISIN No. US68268DAB10]

[If the Note is a Global Regulation S Note, insert:

CUSIP No. U68317 AB9

ISIN No. USU68317AB96]

ONEMAIN FINANCIAL HOLDINGS, INC.

7.25% Senior Notes due 2021

OneMain Financial Holdings, Inc., a Delaware corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum of [—] dollars ($[            ]) (as revised by the Schedule of Increases and Decreases in Global Notes attached hereto), on December 15, 2021.

Interest Payment Dates: December 15 and June 15, commencing on June 15, 2015

Record Dates: December 1 and June 1

Additional provisions of this Note are set forth on the other side of this Note.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ONEMAIN FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to [144A][Reg S] Note [—]]

A-2-2

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name:
Title:

Dated:

[Signature Page to [144A][Reg S] Note [—]]

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[FORM OF REVERSE SIDE OF NOTE]

ONEMAIN FINANCIAL HOLDINGS, INC.

7.25% Senior Notes due 2021

Except for the references to “Notes” and “Additional Notes” herein, which refer solely to the 7.25% Senior Notes due 2021, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.	Interest

OneMain Financial Holdings, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at 7.25% per annum from December 11, 2014 until maturity. The Company will pay interest, in cash, semi-annually in arrears every December 15 and June 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be June 15, 2015. The Company shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period will end on (but not include) the relevant Interest Payment Date.

2.	Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding December 1 and June 1 at the office or agency of the Company maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee in accordance with wire instructions set forth in the Notes Register, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be

A-2-4

made by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.	Paying Agent and Registrar

The Company initially appoints The Bank of New York Mellon (the “Trustee”) as Registrar and Paying Agent for the Notes. The Company may change any Registrar or Paying Agent without prior notice to the Holders. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.	Indenture

The Company issued the Notes under an Indenture, dated as of December 11, 2014 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.	[Reserved]

6.	[Reserved]

7.	Redemption

(a) At any time prior to December 15, 2017, the Company may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (calculated by the Company) equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date (any such date of redemption, a “Redemption Date”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

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(b) At any time and from time to time prior to December 15, 2017, the Company may redeem Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price (calculated by the Company) equal to 107.25% plus accrued and unpaid interest, if any, to, but not including, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes (including Additional Notes); provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 65% of the original aggregate principal amount of the Notes issued under this Indenture remains outstanding immediately thereafter (excluding Notes held by the Company or any of its Restricted Subsidiaries). The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6 of the Indenture.

(c) At any time and from time to time on or after December 15, 2017, the Company may redeem the Notes, in whole or in part, at its option, upon not less than 30 nor more than 60 days’ notice at the following redemption prices (calculated by the Company) (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve month period beginning on December 15 of the year set forth below:

Redemption Period	Price
2017	103.625%
2018	101.813%
2019 and thereafter	100.000%

(d) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(e) Any redemption pursuant to this paragraph shall be made pursuant to the provisions of Sections 5.1 through 5.6 of the Indenture.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided however, that under certain circumstances, the Company may be required to offer to purchase Notes under Section 3.5 and Section 3.9 of the Indenture. The Company and its Affiliates may at any time and from time to time purchase Notes in open-market transactions, tender offers or otherwise.

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8.	Repurchase Provisions

If a Change of Control Repurchase Event occurs with respect to the Notes, unless the Company has previously or concurrently delivered a redemption notice with respect to all outstanding Notes under Section 5.7 of the Indenture, each Holder of Notes of such series will have the right to require the Company to repurchase from each Holder all or any part (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Company may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase the maximum aggregate principal amount of Notes (that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) and, at the Company’s option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in respect of the Notes in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in Section 3.5 and in Sections 5.1 through 5.6 of the Indenture.

9.	Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in denominations of minimum principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the delivery of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such delivery or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	[Reserved]

12.	Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, and interest on the Notes to redemption or maturity, as the case may be.

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13.	Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes as provided in the Indenture.

14.	Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium and interest, if any, will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

15.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the Commission for permission to continue acting as Trustee or (iii) resign.

16.	No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Company or any of its respective Subsidiaries or Affiliates, as such (other than the Company and the Guarantors), shall have any liability for any obligations of the Company or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

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17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

19.	CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

OneMain Financial Holdings, Inc.

300 St. Paul Place

Baltimore, MD 21202

Attention: Oona Robinson

A-2-9

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                 agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Company; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 or 2.10 of the Indenture, respectively); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

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Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

                         Dated:

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐                    Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $            and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):                     .

Date:		Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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EXHIBIT B

SUPPLEMENTAL INDENTURE

dated as of             ,

among

ONEMAIN FINANCIAL HOLDINGS, INC.,

as Issuer

AND

THE GUARANTORS PARTY HERETO

AND

THE BANK OF NEW YORK MELLON,

as Trustee

$700,000,000 6.75% Senior Notes due 2019

$800,000,000 7.25% Senior Notes due 2021

B-1

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is entered into as of             ,             , among ONEMAIN FINANCIAL HOLDINGS, INC., a Delaware corporation (the “Company”), the guarantors listed hereunder (the “Guarantors”) and The Bank of New York Mellon, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of December 11, 2014 (as amended and supplemented from time to time, the “Indenture”), relating to the Company’s 6.75% Senior Notes due 2019 and 7.25% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Company agreed pursuant to the Indenture to cause any newly acquired or created Wholly Owned Domestic Subsidiary that is a Restricted Subsidiary, subject to certain exceptions, to provide a senior Guarantee.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned where specified as a Guarantor in its corresponding signature block, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article X thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ONEMAIN FINANCIAL HOLDINGS, INC., as Issuer

By:
Name:
Title:

[Guarantor]

By:
Name:
Title:

The Bank of New York Mellon, as Trustee

By:
Name:
Title:

B-3